Exhibit 23.1
Consent of Independent Auditor

We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-124420, 333-133013, 333-255536, and 333-289329) of Astec Industries, Inc. of our report dated September 9, 2025, relating to the consolidated financial statements of TerraSource Holdings, LLC and Subsidiaries, which appears in this Form 8-K/A.

/s/ BDO USA, P.C.

Columbus, Ohio
September 10, 2025